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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

U.S. Technologies Inc.
Washington, D.C.


         We hereby consent to the incorporation by reference of our report dated May 9, 2001, except for Note 19(c), which is as of June 30, 2001, and
Note 19(d), which is as of July 20, 2001, relating to the consolidated financial statements appearing in the Company's Form 10-K for the year ended December 31, 2000, into the Company's previously filed registration statement on Form S-8, Registration No. 333-31518, relating to the Company's 1999 Stock Option Plan, including the prospectus therein. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

         We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                                  BDO SEIDMAN, LLP



Atlanta, Georgia
July 26, 2001